UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2019

EyePoint Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51122	26-2774444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street Watertown, MA		02472
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 926-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 13, 2019 (the “Closing Date”), EyePoint Pharmaceuticals, Inc. (the “Company”), entered into a Term Loan Agreement (the “Loan Agreement”), among the Company, as borrower, EyePoint Pharmaceuticals US, Inc. and Icon Bioscience, Inc., as subsidiary guarantors (the “Guarantors”), CRG Servicing LLC, as administrative agent and collateral agent (the “Agent”), and the lenders party thereto from time to time, providing for a senior secured term loan of up to $60 million (the “Loan”). The Loan Agreement provides for (i) $35 million of the Loan to be advanced on the Closing Date, (ii) up to $15 million of the Loan to be advanced between the Closing Date and June 30, 2019 at the sole option of the Company, and (iii) subject to the Company and the Guarantors achieving product revenue from YUTIQ™ and DEXYCU™ of at least $25 million during any consecutive three-month period ending on or prior to March 31, 2020, up to $10 million of the Loan may be subsequently advanced.

The Loan is due and payable on December 31, 2023 (the “Maturity Date”). The proceeds of the Loan were and will be used to repay certain existing indebtedness and obligations of the Company, to pay fees and expenses related to the Loan Agreement, and for general working capital and corporate purposes.

The Loan bears interest at a per annum rate (subject to increase during an event of default) equal to 12.5%, of which 2.5% may be paid in-kind at the election of the Company, so long as no default or event of default under the Loan Agreement has occurred and is continuing. The Company is required to make quarterly, interest only payments until the Maturity Date. In addition, the Company is required to pay an upfront fee of 1.5% of the principal amount of the Loan (excluding any paid-in-kind amounts), which is payable as amounts are advanced under the Loan. The Company will also be required to pay an exit fee equal to 6% of the aggregate principal amount advanced under the Loan Agreement.

Subject to certain exceptions, the Company is required to make mandatory prepayments of the Loan with the proceeds of assets sales and in the event of a change of control of the Company. In addition, the Company may make a voluntary prepayment of the Loan, in whole or in part, at any time. All mandatory and voluntary prepayments of the Loan are subject to the payment of prepayment premiums as follows: (i) if prepayment occurs on or prior to December 31, 2019, an amount equal to 10% of the aggregate outstanding principal amount of the Loan being prepaid, (ii) if prepayment occurs after December 31, 2019 and on or prior to December 31, 2020, 5% of the aggregate outstanding principal amount of the Loan being prepaid and (iii) if prepayment occurs after December 31, 2020 and on or prior to December 31, 2021, an amount equal to 3% of the aggregate outstanding principal amount of the Loan being prepaid. No prepayment premium is due on any principal prepaid after December 31, 2021.

Certain of the Company’s existing and future subsidiaries, including the Guarantors, are guaranteeing the obligations of the Company under the Loan Agreement. The obligations of the Company under the Loan Agreement and the guarantee of such obligations are secured by a pledge of substantially all of the Company’s and the Guarantors’ assets.

The Loan Agreement contains affirmative and negative covenants customary for financings of this type, including limitations on the Company’s and its subsidiaries’ abilities, among other things, to incur additional debt, grant or permit additional liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, pay dividends and distributions and enter into affiliate transactions, in each case, subject to certain exceptions. In addition, the Loan Agreement contains the following financial covenants requiring the Company and the Guarantors to maintain:

•

liquidity in an amount which shall exceed the greater of (i) $5 million and (ii) to the extent the Company has incurred certain permitted debt, the minimum cash balance, if any, required of the Company by the creditors of such permitted debt; and

•

annual minimum product revenue from YUTIQ™ and DEXYCU™: (i) for the twelve-month period beginning on January 1, 2019 and ending on December 31, 2019, of at least $15 million, (ii) for the twelve-month period beginning on January 1, 2020 and ending on December 31, 2020, of at least $45 million, (iii) for the twelve-month period beginning on January 1, 2021 and ending on December 31, 2021, of at least $80 million and (iv) for the twelve-month period beginning on January 1, 2022 and ending on December 31, 2022, of at least $90 million.

The Loan Agreement also contains representations and warranties of the Company and the Guarantors customary for financings of this type. In addition, such representations and warranties (i) are intended not as statements of fact, but rather as a way of allocating the risk between the parties to the Loan Agreement, (ii) have been qualified by reference to confidential disclosures made by the parties in connection with the Loan Agreement and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Loan Agreement is included with this filing only to provide investors with information regarding the terms of the transaction, and not to provide stockholders or other investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Loan Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Loan Agreement also includes events of default customary for financings of this type, in certain cases subject to customary periods to cure, following which the Agent may accelerate all amounts outstanding under the Loan.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement and accompanying fee letter, which are filed herewith as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, the Company’s existing Credit Agreement (the “SWK Credit Agreement”), dated as of March 28, 2018, by and among the Company, as borrower, SWK Funding LLC, as agent (“SWK”) and the lenders party thereto, which provided for a senior secured term loan of up to $20 million, terminated and all outstanding amounts under such loan were repaid in full, and all security interests and other liens granted to or held by SWK were terminated and released. The aggregate principal amount of the loan outstanding under the SWK Credit Agreement was $20.0 million at the time of termination and the loan bore interest at a per annum rate of the three-month LIBOR rate (subject to a 1.5% floor) plus 10.50%. At the time of termination, the Company also paid SWK approximately $970,000, which consisted of interest accrued or deemed payable under the SWK Credit Agreement. Absent termination, the loan made pursuant to the SWK Credit Agreement would have matured on March 28, 2023. The Company also paid a 6% exit fee of the aggregate principal amount advanced under the SWK Credit Agreement as well as a voluntary prepayment fee of 6% of the aggregate outstanding principal amount of the loan actually repaid in connection with the Company’s voluntary repayment.

The foregoing description of the SWK Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the SWK Credit Agreement, a copy of which is filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on March 29, 2018, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On the Closing Date, the Company issued a press release announcing the Loan. A copy of the press release, which is filed with this Current Report on Form 8-K as Exhibit 99.1, is hereby filed pursuant to this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Term Loan Agreement, dated February 13, 2019, among EyePoint Pharmaceuticals, Inc., as Borrower, EyePoint Pharmaceuticals US, Inc. and Icon Bioscience, Inc., as Subsidiary Guarantors, and CRG Servicing LLC, as Administrative Agent and Collateral Agent

10.2	Fee Letter, dated February 13, 2019, by and between EyePoint Pharmaceuticals, Inc. and CRG Servicing LLC

99.1	Press release dated February 13, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EYEPOINT PHARMACEUTICALS, INC.

Date: February 19, 2019	By:	/s/ Nancy Lurker
	Name:	Nancy Lurker
	Title	President and Chief Executive Officer